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Filed under Rule 424(b)(3)
File No. 333-31502

SUPPLEMENT NO. 4 TO PROSPECTUS DATED MARCH 22, 2000

PACCAR Financial Corp.
Medium-Term Notes, Series J
Due nine months or more from date of issue
Interest payable each March 15 and September 15 and at maturity

Range of Maturities	Interest Rate Per Annum
36 months	7.38%

Dated:  July 12, 2000

Form of Note (check one):	Book entry	/x/
	Certificated	/ /

In some instances, one or more of the Agents have purchased the Notes as principal and may resell the Notes at prices to be determined by such Agents at the time of resale.

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